EXHIBIT 10.23

CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“Agreement”) is entered into this 16th day of April, 2015 between Acxiom Corporation, its successors and current and former subsidiaries, affiliates, officers, directors, employees, representatives, insurers, agents and assigns (“Acxiom”), and Nada Stirratt (“Associate”).

1.	Associate’s employment with Acxiom is severed effective March 31, 2015 (“Separation Date”), under the following terms and conditions:

a.
Associate acknowledges that she is an “at will” employee and does not have any right to severance benefits under Acxiom’s policies or any other understanding or agreement with Acxiom that would entitle her to severance benefits related to her separation from Acxiom on the Separation Date.  However, in consideration for Associate’s execution of this Agreement, Acxiom agrees to provide the additional benefits described in Exhibit A attached to and made part of this Agreement.

b.
In exchange for the consideration set forth in Exhibit A, Associate agrees to unconditionally release and discharge Acxiom from all claims, obligations and liabilities Associate has or may have had, whether known or unknown, suspected or unsuspected up to and as of the date of the execution of this Agreement, arising out of or related to Associate’s employment, separation from Acxiom and any other contact or association with Acxiom. Such claims include, without limitation, those for: personal injuries; compensatory, punitive, and liquidated damages; wages, salaries, commissions, and bonuses; deductions; back pay; front pay; reinstatement; court costs; attorneys’ fees; intentional infliction of emotional distress; tort; express or implied contract; wrongful discharge; and/or for any other known or unknown causes, claims or demands which Associate has or may have had against Acxiom.  This Agreement specifically releases and discharges Acxiom from, without limitation, any and all claims Associate has or may have had against Acxiom under:

i.
Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, Section 1981A of the Civil Rights Act of 1991, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex;

ii.	the Age Discrimination in Employment Act and Executive Order 11141, which prohibit age discrimination in employment;

iii.	the Americans with Disabilities Act of 1990 and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination on account of disability;

iv.	the Fair Labor Standards Act of 1938, which regulates wage and hour matters;

                      /s/  NCS                                   /s/   SH
                    Associate Initials                Acxiom Initials

v.	the Equal Pay Act of 1963, which prohibits paying men and women unequal pay for equal work;

vi.	the Consolidated Omnibus Budget Reconciliation Act of 1985, which requires employers under certain circumstances to offer continued health coverage after an employee’s separation of employment;

vii.	the Employee Retirement Income Security Act which, among other things, protects employee benefits;

viii.	the Older Worker Benefit Protection Act;

ix.	the Arkansas Civil Rights Act of 1993;

x.	the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances;

xi.	the Occupational Safety and Health Act;

xii.	state or federal common law;

xiii.	any local, state, or federal law whatsoever; and

xiv.	Acxiom Corporation 2010 Executive Officer Severance Policy

each as amended. Associate acknowledges that this is a knowing and voluntary waiver. Associate waives all seniority rights she may have with Acxiom, and Associate expressly waives any claim for reinstatement by Acxiom.

c.
This waiver and release does not apply to or waive: 1) Associate’s rights to enforce this Agreement; 2) any rights Associate may have under applicable workers’ compensation or unemployment compensation statutes, or 3) any right to continuation of health care coverage under the Consolidated Omnibus Reconciliation Act.

2.
Associate is entering into this Agreement knowingly and voluntarily of her own free will and with the intent to be bound hereby, she has carefully read the Agreement, she fully understands the provisions and effect of this Agreement, she has not been forced, induced or coerced into entering into this Agreement, and Associate has the right at Associate’s cost to consult with an attorney of her own choosing prior to signing this Agreement and has done so to the extent deemed appropriate.  Associate also acknowledges that this Agreement is written in a manner calculated to be understood by her, that she does not waive any rights or claims that may arise after the date of this Agreement, and that she is waiving rights and claims in exchange for consideration in addition to anything of value to which she is already entitled.  Employee agrees this Agreement has been individually negotiated and is not part of a group exit or termination incentive program.  Associate acknowledges that she has the right to consider this Agreement for a period of twenty-one (21) days.  The parties hereby agree that changes made to this Agreement; whether material or immaterial, do not restart the running of the twenty-one (21) day review period. If Associate elects to sign this Agreement before the end of the twenty-one (21) day period, she agrees that the earlier execution of this Agreement by Associate is Associate’s voluntary choice.  Associate may revoke this Agreement at any time and for any reason for a period of seven (7) days following the execution of the Agreement.  The Agreement is not effective or enforceable until expiration of the seven (7) day period.  Further, if Associate elects to sign this Agreement, Associate must send the executed original version of this Agreement to Acxiom Corporation, ATTN: Human Resources Operations Center (HROC), PO Box 8190, Little Rock AR 72203-8190 or via electronic mail to John Yates, Director of Employment Compliance at john.yates@acxiom.com. If the executed Agreement is not received by Acxiom on or before May 15, 2015, the offer of additional benefits described in Exhibit A will expire. Associate further acknowledges and agrees that Associate is wholly responsible for ensuring that the executed Agreement is provided to Acxiom by the deadline stated herein.

                     /s/ NCS                                          /s/ SH
                     Associate Initials                      Acxiom Initials

3.
Except as set forth herein, the parties agree that, unless otherwise required by an order of a court of competent jurisdiction, the fact, contents, and the terms and conditions of, and the consideration for, this Agreement have not and shall not be discussed, disclosed, referred to or communicated by Associate to any past, present or prospective employees of Acxiom, to customers, suppliers, or vendors of Acxiom, to the public, to third parties or to any other person or entity, or in any way publicized, disclosed, distributed, discussed or disseminated to anyone or any entity.  Associate is permitted, however, to make confidential disclosure of the severance amount and terms, as required, to her tax or legal advisors, accountants or governmental taxing authorities to comply with her duty to report income for tax purposes.

4.
In the event Associate is required by an order of a court of competent jurisdiction to discuss, disclose, refer to, or communicate the contents, terms, or conditions of, or consideration for, this Agreement, Associate agrees to timely notify Acxiom in writing and allow Acxiom a reasonable opportunity to interpose an objection.  No terms herein that are disclosed by Acxiom in a filing with the Securities Exchange Commission (SEC) will be subject to the requirements of sections 3 and 4.

5.
Associate acknowledges that Acxiom has developed, at its own expense, and will continue to develop and use, valuable technical and non-technical business and trade secrets and other confidential information, including, without limitation, information pertaining to Acxiom’s products, services, present and future development, processes or techniques, marketing strategies and related data, customer lists, vendor selection and information, sales and profits, costs and suppliers, and personnel (the “Confidential Information”).  Acxiom has protected the disclosure/release of Confidential Information to third persons and intends that such information will continue to be kept confidential.  Associate acknowledges that, during her employment with Acxiom, she had or may have had access to such Confidential Information.  Associate hereby agrees to and acknowledges a continuing obligation to preserve the confidentiality of, and not to use, confidential information.  For a period of two (2) years after the execution of this Agreement, Associate will inform prospective employers of Associate of this provision of this Agreement.  Associate agrees not to disclose and to return or has destroyed, including any copies, Acxiom’s Confidential Information:  (1) acquired by or made known to Associate during or after her Acxiom employment; or (2) to which Associate has had possession, access, or control, or right of possession, access, or control at any time.

/s/ NCS                                      /s/ SH
                 Associate Initials                 Acxiom Initials

6.
Associate agrees and acknowledges that she has or will return all Acxiom property to Acxiom unless destruction is otherwise permitted pursuant to Section 5 herein.  The return of Acxiom property shall function as a condition precedent to any obligation to provide the benefits specified in Part B of Exhibit A, and accordingly, Acxiom is not obligated to provide any benefits to Associate until such time as it had received all Acxiom property from Associate.

7.
Associate agrees not to knowingly make any statement or engage in any conduct which may reasonably be expected to have the effect of disparaging Acxiom to: (i) any media (broadcast print, digital, or other); or (ii) current or former customers or employees of Acxiom; or (iii) third parties.  Likewise, Acxiom agrees that its officers will not knowingly make any statement or engage in any conduct that may reasonably be expected to have the effect of disparaging Associate to:  (i) any media (broadcast print, digital, or other); or (ii) current or former customers or employees, directors, officers or agents of Acxiom; or (iii) third parties. Associate generally agrees not to make any statements intended for public dissemination without Acxiom’s express written consent. “Acxiom” includes the subsidiaries and affiliates of Acxiom Corporation.  Both parties acknowledge and agree that each other party will be irreparably harmed and that there may be no adequate remedy at law for a breach of this non-disparagement agreement.

8.
Notwithstanding any provision in this Agreement to the contrary, nothing contained herein prohibits Associate from reporting possible violations of state or federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  Associate acknowledges that she does not need the prior authorization of Acxiom to make any such reports or disclosures, and that Associate is not required to notify Acxiom that she has made such reports or disclosures.   Associate also acknowledges that nothing in this Agreement prohibits her from filing a charge or participating in a proceeding conducted by the U.S. Equal Employment Opportunity Commission, although Associate does waive, release and give up the right to seek or receive any relief by or through the EEOC.  Associate is not authorized to disclose or divulge any information or material obtained under the attorney-client privilege while employed by or associated with Acxiom.

9.
This Agreement shall not be construed as an admission by Acxiom of any wrongdoing or any violation of federal, state or local law, regulation or ordinance, and Acxiom specifically disclaims any wrongdoing or liability to Associate.  Additionally, nothing in this Agreement shall be construed as creating a policy or practice of granting benefits to current or former employees.

                                                                /s/ NCS                                       /s/ SH
                  Associate Initials                   Acxiom Initials

10.	This Agreement shall be construed and enforced under Arkansas law, without regard to conflicts of law principles.

11.
This Agreement was reached after good faith, arms length negotiations.  Associate acknowledges that she is not signing this Agreement in reliance on any promises; representations or inducements other than those contained in this Agreement, and is signing this Agreement free of any duress or coercion.  Associate further acknowledges that she has not assigned or transferred any right or claim she may have against Acxiom.  This Agreement is deemed to have been drafted jointly by the parties.  Any uncertainty or ambiguity shall not be construed for or against either party based on attribution of drafting.

12.
Nothing in this Agreement or its Exhibits including the grant of any benefit hereunder is intended to or should be construed as altering or superseding any rights or obligations of the parties under the terms of any other written agreements between the parties specifically, but not limited to any associate agreement or any stock option or restricted stock unit grant agreement (including, again without limitation, the right of Acxiom to cancel stock options and/or restricted stock units and/or collect stock option gain due to engagement by the Associate in certain activities).

13.
Except as otherwise specifically provided herein, any controversy or claim between Associate and Acxiom arising out of or related to Associate’s employment with Acxiom, the termination of that employment, or this Agreement shall be resolved exclusively by final and binding arbitration before an arbitrator, in accordance with the then existing rules and procedures of the American Arbitration Association, under its National Rules for the Resolution of Employment Disputes. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  The cost to Associate of the arbitration shall not exceed the amount she would incur if the matter arbitrated were instead resolved in a judicial forum.  Notwithstanding the above, in the event of an alleged breach of paragraph(s) 3, 4, and/or 5, either party shall have the right to pursue all available rights and remedies with respect to that breach in the appropriate court of law or equity.

14.	In the event any portion of this Agreement is deemed to be invalid or unenforceable, that portion will be deemed to be omitted and the remainder of this Agreement will remain in full force and effect.

15.
Associate agrees that, should Associate bring any action (in any forum) challenging the enforceability of this Agreement, Associate will immediately repay the total amount paid under Part B of Exhibit A, unless such action directly pertains to the Age Discrimination in Employment Act.  In any action to enforce this Agreement, except a claim pertaining directly to the Age Discrimination in Employment Act, the prevailing party’s attorneys’ fees and costs shall be paid by the non-prevailing party.

                                                                    /s/ NCS                                    /s/ SH
                  Associate Initials                   Acxiom Initials

16.
In the event Associate is reemployed by Acxiom prior to being unemployed for a period which is at least as long as the number of weeks/months of severance as specified in the attached Exhibit A, Associate shall be required to repay Acxiom the difference between the severance amount paid less the amount determined by multiplying the number of weeks actually unemployed by the weekly base pay amount used in computing the severance payment received before returning to work.  Associate may also be required to repay all or a portion of any other sums that may be offered in Exhibit A, Part B.

17.	This Agreement is binding on the parties and their heirs, successors, administrators, agents, executors, assigns, and representatives.

                                                                      /s/ NCS                                  /s/ SH
                    Associate Initials                    Acxiom Initials

THIS IS A FULL AND FINAL RELEASE.  TAKE THIS RELEASE HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

ASSOCIATE:	ACXIOM CORPORATION:
NADA STIRRATT	SCOTT HOWE
Name (Type or Print)	Name (Type or Print)
/s/ NCStirratt	/s/ Scott Howe
Signature	Signature
XXXXXX	CEO & PRESIDENT
Associate’s Acxiom ID Number	Title
4/16/15	4/16/15
Date	Date

                  /s/ NCS                                     /s/ SH
                 Associate Initials                   Acxiom Initials

Exhibit A
to
Confidential Separation Agreement and General Release

By executing this Agreement, Associate acknowledges that she is not entitled to any payment or compensation beyond that set out in this Exhibit.

A.  If the Associate does not execute the General Release, the following will be paid/made available on the Separation Date or as soon as practicable following the Separation Date:

1.	All base pay, earned and unpaid through Separation Date;

2.	All eligible and approved business expense reimbursements outstanding as of the Separation Date;

3.	Ability to continue current elected medical and/or dental coverage, at Associate’s expense, in accordance with Acxiom’s COBRA policy.

B.  If the Associate does execute the General Release, the following additional benefits will be paid in accordance with the terms of this Agreement within 45 days of the Separation Date:

1.	Severance benefits equal to six (6) months base pay, less applicable taxes and withholdings, to be paid in a lump sum following the Separation Date.

2.	A lump sum amount equivalent to twelve (12) months of COBRA premium cost based on Associate’s current elections, less applicable taxes and withholdings, to help offset the cost of COBRA.

3.	An additional lump sum payment of $638,235.56, less applicable taxes and withholdings.

4.
 An extension of the time in which Associate may exercise any vested options to purchase shares of Acxiom common stock under the 2005 Equity Compensation Plan of Acxiom Corporation until three (3) years after Associate’s Separation Date, provided that in no event shall any options be exercisable beyond the earlier of a) the end of the original exercise period; or b) the expiration of this three year period.

                                      /s/ NCS                                             /s/ SH
                 Associate Initials     Acxiom Initials